EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 05/26/06
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-0.37%	-1.21%	12.63%
Class B Units	-0.39%	-1.27%	12.25%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED MAY 26, 2006

The Grant Park Futures Fund sustained trading losses during the past week. Positions in the interest rates, currencies and stock indices incurred the largest setbacks. Gains came primarily from positions in the metals sector.

Short positions in the interest rate products were dealt losses as prices for fixed income instruments rose during the week. Speculation over whether the U.S. Federal Reserve would take a pause in its current rate tightening schedule continued to dominate financial markets and analysts suggested that a lower than expected reading on U.S. Gross Domestic Product during the first quarter was partly responsible for higher prices in the sector. Preliminary first quarter GDP was 5.3%, lower than the 5.9% that economists had expected. Shorts in the Eurodollar and ten-year note sustained losses on the news. Short positions in the European fixed income markets lost ground after the Euro bund and LIFFE Euribor contracts settled at higher levels. Analysts said that the higher prices came after data showed that the annual rate of German inflation eased to 2.1% in April, down from 2.3% the previous month. Losses also came from short positions in the British short sterling.

Positions in the currency sector lost ground as the U.S. dollar appreciated against most of its major trading partners. The British pound, euro and Swiss franc all lost ground as analysts suggested that investors were “squaring up” positions ahead of the U.S. Memorial Day holiday weekend. They also suggested that some of the buying was the result of investors moving to take profits after recent weakness had forced the dollar lower against the European currencies.

Long positions in the stock indices sustained losses as share prices across the globe were mixed during the week. The Hong Kong Hang Seng lost 2.56% while the Australian SPI lost 0.93%, hurting long positions in both of those markets. Short positions in the domestic market experienced setbacks as the S&P Composite Index and Nasdaq-100 settled the week in higher territory.

Lastly, long positions in the metals sector were profitable as prices rallied in the sector. Nickel prices appreciated in London as reports of a possible strike by workers at Inco’s nickel operation combined with reports of depleted inventories sparked buying of the base metal. Long positions in copper also posted positive earnings as the red metal closed 7% higher for the week.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

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